UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Voyager Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
⌧ No fee required
◻ Fee paid previously with preliminary materials
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Voyager Therapeutics, Inc.

64 Sidney Street

Cambridge, MA 02139

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2022 Annual Meeting of Stockholders of Voyager Therapeutics, Inc., or the Annual Meeting, will be held on Monday, June 6, 2022, at 9:00 a.m. Eastern Time, at our offices at 64 Sidney Street, Cambridge, Massachusetts 02139.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the COVID-19 pandemic and are sensitive to the public health and travel concerns our stockholders, directors and employees may have and the restrictions or protocols that federal, state, and local governments may impose on in-person meetings. In the event it is not possible or advisable to hold the Annual Meeting in person, we will issue a press release (which we will also file with the Securities and Exchange Commission, or SEC) announcing alternative arrangements for the Annual Meeting, which may include holding the Annual Meeting solely by means of remote communication, as promptly as practicable. Please also monitor the Annual Meeting website at ir.voyagertherapeutics.com for updated information. If you are planning to attend the Annual Meeting, please check the website in the days leading up to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you plan to attend in person.

The purpose of the Annual Meeting is the following:

1.	to elect one director, Glenn Pierce, M.D., Ph.D., to serve as a Class I director until the 2025 annual meeting of stockholders and until his successor is duly elected and qualified, subject to his earlier death, resignation, or removal;
2.	to approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	to transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class I directors nominated by the Board of Directors.

Only our stockholders of record at the close of business on April 11, 2022, will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the time and place of the Annual Meeting during the whole time thereof and may be examined by any stockholder who is present.

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2021 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2021 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2021 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other holder of record that you must follow for your shares to be voted. The mailing of the Notice to our stockholders is scheduled to begin on or about April 21, 2022.

Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By order of the Board of Directors,

Alfred Sandrock, M.D., Ph.D. Chief Executive Officer, President and Director

Cambridge, Massachusetts

April 21, 2022

VOYAGER THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors, or the Board of Directors, has made this proxy statement, or this Proxy Statement, and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2022 Annual Meeting of Stockholders, or the Annual Meeting, and any adjournment or postponement of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

The Annual Meeting is to be held on Monday, June 6, 2022, at 9:00 a.m. Eastern Time, at our offices at 64 Sidney Street, Cambridge, Massachusetts, 02139.

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 22, 2022.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2022:

This Proxy Statement, the accompanying proxy card or voting instruction card and our 2021 Annual Report on Form 10-K are available at http://www.proxyvote.com.

A copy of our 2021 Annual Report on Form 10-K as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Voyager Therapeutics, Inc., 64 Sidney Street, Cambridge, MA 02139, Attention: Julie Burek, Telephone: (857) 259-5340. This proxy statement and our 2021 Annual Report on Form 10-K are also available on the SEC’s website at http://www.sec.gov.

In this Proxy Statement, the terms “Voyager,” “the Company,” “we,” “us,” and “our” refer to Voyager Therapeutics, Inc. The mailing address of our principal executive offices is Voyager Therapeutics, Inc., 64 Sidney Street, Cambridge, Massachusetts 02139.

EXPLANATORY NOTE

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have been permitted to rely, and have relied, on the reduced disclosure requirements available to smaller reporting companies, including reduced disclosure obligations regarding executive compensation.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 11, 2022, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 38,403,013 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of April 11, 2022.

Quorum; Abstentions; Broker Non-Votes

Our Amended and Restated Bylaws, or Bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the Delaware General Corporation Law, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. Broker “non-votes” are also counted as present for purposes of determining whether a quorum is present at the Annual Meeting if such uninstructed shares are entitled to vote on at least one item to be decided at the Annual Meeting.

Under our Bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, or Bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner, or the nominee holding shares for the beneficial owner does not exercise its discretionary voting power. Any election of directors by the stockholders is decided by a plurality of the votes properly cast in such election.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain routine, or “discretionary,” items, but will not be allowed to vote your shares with respect to non-routine, or “non-discretionary,” items. Proposal 1 (the election of Class I directors) and Proposal 2 (the advisory vote on the compensation of our named executive officers) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to each of these proposals, your broker cannot vote for either of these proposals, and such votes will be counted as a broker “non-votes.” Proposal 3 (the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022) is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Voting

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the firm that holds your shares and an account statement showing that you are the beneficial owner of the shares as of the record date. You may obtain directions to the location of the Annual Meeting by calling our offices at (857) 259-5340.

By Proxy

If you are a stockholder of record and do not wish to attend the Annual Meeting and vote in person, you may vote by proxy. You can vote by proxy over the Internet until 11:59 p.m. Eastern Time the day before the meeting date by following the instructions provided in the Notice, or, if you requested or otherwise received printed copies of the proxy materials by mail, you can vote by mailing your proxy card as described in the proxy materials. You can also vote by telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time the day before the meeting date. You may also authorize another person or persons to act for you as a proxy in writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (i) following the instructions on the Notice and submitting a new proxy by mail or over the Internet before the Annual Meeting, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Voyager Therapeutics, Inc., 64 Sidney Street, Cambridge, Massachusetts 02139, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

Expenses of Solicitation

Voyager is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We expect to pay Broadridge Financial Solutions, Inc. a fee of approximately $9,000 for their services.

Procedure for Submitting Stockholder Proposals and Nominations

Stockholder proposals and nominations for election to the Board of Directors intended to be presented at the 2023 annual meeting of our stockholders must satisfy the requirements set forth in the advance notice provision under our Bylaws. To be timely for our 2023 annual meeting of stockholders, any such proposal or nomination must be delivered in writing to our Secretary at our principal executive offices not earlier than the close of business on February 6, 2023, which is the 120th day prior to the one-year anniversary of the Annual Meeting, and not later than the close of business on March 8, 2023, which is the 90th day prior to the one-year anniversary of the Annual Meeting. If the date of the 2023 annual meeting of the stockholders is scheduled to take place before May 7, 2023, which is 30 days prior to the one-year anniversary of the Annual Meeting, or after August 5, 2023, which is 60 days after the one-year anniversary of the Annual Meeting, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be a holder of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

In addition, any stockholder proposal intended to be included in the proxy statement for the 2023 annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than December 22, 2022. If the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of one Class I Director to the Board of Directors. Proposal 2 requests approval, on a non-binding advisory basis, of the compensation of our named executive officers. Proposal 3 requests the ratification of the appointment of Ernst &

Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is authorized to have nine members, and it currently consists of eight members and one vacancy. The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The Board of Directors currently consists of three Class I directors, Steven M. Paul M.D., Mark Levin and Glenn Pierce, M.D., Ph.D., whose terms expire at the 2022 annual meeting of stockholders; three Class II directors, Steven Hyman, M.D., James A. Geraghty, and Alfred Sandrock, M.D., Ph.D., whose terms expire at the 2023 annual meeting of stockholders; and two Class III directors, Michael Higgins and Nancy Vitale, whose terms expire at the 2024 annual meeting.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. On April 14, 2022, in consultation with the Nominating and Corporate Governance Committee of the Board of Directors, Mr. Levin and Dr. Paul each requested not to be nominated for re-election to the Board when his current term expires at the Annual Meeting, citing a desire to reduce his professional commitments and the number of boards of public companies on which he serves. On April 16, 2022, based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominated Glenn Pierce, M.D., Ph. D. for election by the stockholders as a Class I director at the upcoming Annual Meeting. If elected, Dr. Pierce will serve as a director until the 2025 annual meeting of stockholders and until such nominee’s successor is duly elected and qualified, or until such nominee’s earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class I director nominee to the Board of Directors. The proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominee for Class I Directors

The name of the nominee for Class I directors and certain information about the nominee as of April 11, 2022 are set forth below.

		Director
Name	Positions and Offices Held with Voyager	Since	Age
Glenn Pierce, M.D., Ph.D.	Director and Interim Chief Scientific Officer	2017	66

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led the Board of Directors to conclude that each person nominated to serve or currently serving on the Board of Directors should serve as a director. In addition to the information presented below, we believe that each director nominee meets the minimum qualifications established by the Nominating and Corporate Governance Committee. The process of the Board of Directors and its committees to identify and evaluate candidates for director nominees, as well as the applicable minimum qualifications for director nominees, is described below under the heading “Corporate Governance – Board and Committee Matters.”

Director Nominee for Election for a Three-Year Term Ending at the 2025 Annual Meeting of Stockholders

Glenn Pierce, M.D., Ph.D. Dr. Pierce has been a member of the Board of Directors since January 2017 and has been serving as our Interim Chief Scientific Officer since June 2021. Dr. Pierce has served as consultant at Ambys Medicines, a biotechnology company, since August 2020 and previously served as Chief Medical Officer of Ambys Medicines from August 2018 to August 2020. Since August 2014, Dr. Pierce has served as a consultant to several biotechnology companies. He has served as an Entrepreneur-in-Residence at Third Rock Ventures, LLC, a life sciences venture capital firm focused on the formation, development and strategy of new companies, since January 2016. He retired from Biogen Idec, Inc., a biotechnology company, in May 2014, where he had worked since March 2009 and most recently served as Senior Vice President leading the Hematology, Cell and Gene Therapies division. Prior to Biogen, he served in a variety of biotech/biopharma firms, including Bayer AG, Inspiration Pharma Ltd., Avigen, Inc., Selective Genetics, Inc., and Amgen, Inc. in the areas of tissue regeneration and hematology research, development, or both. Dr. Pierce is the co-author of more than 150 scientific papers, an inventor on more than 15 patents, and has contributed to the development of several novel marketed proteins. He served on the Medical and Scientific Advisory Council, the Board of Directors and was president of the Board of Directors of the National Hemophilia Foundation during a span of two decades. Dr. Pierce also served on the Blood Products Advisory Committee at the U.S. Food and Drug Administration and the Committee on Blood Safety and Availability at the U.S. Department of Health and Human Services. He has served on the Board of Directors of the World Federation of Hemophilia since 2015 and as the organization’s Vice President, Medical since 2018. Dr. Pierce has also served on the Board of Directors of publicly traded biopharmaceutical company Global Blood Therapeutics, Inc. since February 2016. Dr. Pierce received a B.A. in Biology, an M.D., and a Ph.D. in immunology, all from Case Western Reserve University in Cleveland, and completed his postgraduate training in pathology and hematology research at Washington University in St. Louis. We believe Dr. Pierce’s more than 35 years of experience in leading biotechnology research and development in small and large, public and private biotechnology and biopharmaceutical companies qualifies him to serve on the Board of Directors.

Continuing Directors Not Standing for Election or Re-Election

The names of and certain information as of April 11, 2022 about the members of the Board of Directors who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

		Director
Name	Positions and Offices Held with Voyager	Since	Age
Steven Hyman, M.D.	Director	2015	69
James A. Geraghty	Director	2014	67
Alfred Sandrock, M.D., Ph.D.	Director, President and Chief Executive Officer	2022	64
Michael Higgins	Director	2015	59
Nancy Vitale	Director	2020	51

Class II Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Steven Hyman, M.D. Dr. Hyman has been a member of the Board of Directors since September 2015. He has served as director of the Stanley Center for Psychiatric Research at the Broad Institute of Harvard and MIT and as a Core Faculty Member of the Broad Institute since February 2012. Dr. Hyman has served as a Harvard University Distinguished Service Professor of Stem Cell and Regenerative Biology since July 2011. From December 2001 to June 2011, he served as Provost of Harvard University, the University’s chief academic officer. From 1996 to 2001, he served as Director of the U.S. National Institute of Mental Health, where he emphasized investment in neuroscience and emerging genetic technologies. He was elected to the Institute of Medicine in 2000, renamed to the National Academy of Medicine, where he completed his second term on the Governing Council from 2012 to 2018, and has chaired the Forum on Neuroscience and Nervous Systems Disorders, which brings together government, industry, patient groups, and academia (2012 to 2018). He also served on the governing board of the National Research Council, the operating arm of the U.S. National Academies, from 2016 to 2018. He is a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, former president of the Society for Neuroscience, former president of the American College of Neuropsychopharmacology, and a Distinguished Life Fellow of the American Psychiatric Association. Dr. Hyman has served as Board Chair of the Charles A. Dana Foundation (NY) since December 2018. Dr. Hyman received a B.A. from Yale College, an M.A. from the University of Cambridge, which he attended as a Mellon fellow, and an M.D. from Harvard Medical School. We believe that Dr. Hyman’s extensive knowledge of neuroscience combined with his leadership skills qualifies him to serve as a member of the Board of Directors.

James A. Geraghty Mr. Geraghty has been a member of the Board of Directors since January 2014. He has served as Chairman of the Boards of Directors of publicly traded biopharmaceutical company Orchard Therapeutics plc since May 2018 and publicly traded biotechnology company Pieris Pharmaceuticals, Inc. since December 2017, and as a member of the Boards of Directors of publicly traded biotechnology company Fulcrum Therapeutics, Inc. since May 2016 and publicly traded biopharmaceutical company Idera Pharmaceuticals since May 2013. Mr. Geraghty was formerly Chairman of the Board of Directors of Juniper Pharmaceuticals, Inc., a biotechnology company since acquired by Catalant, Inc., from June 2015 to August 2018. He served as an Entrepreneur in Residence at Third Rock Ventures, LLC, a life sciences venture capital firm focused on the formation, development and strategy of new companies, from May 2013 to August 2017. Prior to that, Mr. Geraghty served as Senior Vice President, North America Strategy and Business Development at Sanofi S.A. from February 2011 to October 2013. Earlier, he held many roles at Genzyme Corporation from 1992 to 2011, most recently as Senior Vice President of International Development and as an executive officer. While at Genzyme, his roles included President of Genzyme Europe and General Manager of Genzyme’s cardiovascular business. Mr. Geraghty also served as Chairman, President and CEO of GTC Biotherapeutics, Inc. (formerly Genzyme Transgenics). Mr. Geraghty received a B.A. from Georgetown University, an M.S. from the University of Pennsylvania, and a J.D. from Yale Law School. We believe Mr. Geraghty’s experience as a senior executive and service on the Boards of Directors of other life sciences companies qualifies him to serve on the Board of Directors.

Alfred Sandrock, M.D., Ph.D. Dr. Sandrock has been a member of the Board of Directors since February 2022 and has served as our President and Chief Executive Officer since March 2022. From February 1998 to December 2021, Dr. Sandrock served in positions of increasing responsibility at Biogen Inc., culminating in his service as Executive Vice President, Research and Development from October 2019 to December 2021. Dr. Sandrock also served in various Chief Medical Officer roles from 2012 to 2020, including as Executive Vice President, Chief Medical Officer for Biogen from October 2015 to January 2020, and served on Biogen’s Executive Committee from June 2013 to December 2021. Dr. Sandrock held other senior executive positions at Biogen during his tenure, including Group Senior Vice President and Chief Medical Officer, Chief Medical Officer and Senior Vice President of Development Sciences, Senior Vice President of Neurology Research and Development, and Vice President of Clinical Development, Neurology. Dr. Sandrock has served on the Boards of Directors of privately held biotechnology companies Atalanta Therapeutics, Inc. since March 2022, Verge Genomics Inc. since February 2022, Transition Bio, Inc. since February 2022 and Neurimmune, Inc. since February 2022. Dr. Sandrock served on the Boards of Directors of publicly traded biotechnology company Neurocrine Biosciences, Inc. from September 2015 to May 2020 and privately held biotechnology companies Praxis Precision Medicines, Inc. from May 2017 to February 2020 and Disarm Therapeutics, Inc. from April 2017 to October 2020. Dr. Sandrock earned a B.A. in human biology from Stanford University, an M.D. from Harvard Medical School, and a Ph.D. in neurobiology from Harvard University. We believe Dr. Sandrock’s experience as a senior executive and service on the Boards of Directors of other life sciences companies qualifies him to serve on the Board of Directors.

Class III Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Michael Higgins Mr. Higgins was appointed Chairman of the Board in June 2019. He has been a member of the Board of Directors since July 2015 and also served as our Interim President and Chief Executive Officer from June 2021 to March 2022. Mr. Higgins served as Executive Chairman of KinDex Pharmaceutics, Inc., a biotechnology company, from March 2016 to March 2020 and served as Interim Chief Executive Officer from 2016 to 2020. Mr. Higgins has served as chairman of the Board of Directors of Pulmatrix, Inc., a publicly traded biopharmaceutical company, since April 2020, and has served as a member of the Boards of Directors of Genocea Biosciences Inc., a publicly traded immuno-oncology company, since February 2015, Nocion Therapeutics, Inc., a biopharmaceutical company, since September 2020, and Camp4 Therapeutics Corporation, a biopharmaceutical company, since October 2017. Mr. Higgins is a serial entrepreneur who has helped launch and build numerous companies during his career. He served as Entrepreneur-in-Residence at Polaris Partners, an investment company, from 2015 to 2020. From 2003 to 2014 he served as Senior Vice President, Chief Operating Officer at Ironwood Pharmaceuticals Inc, a biopharmaceutical company. Prior to 2003, Mr. Higgins held a variety of senior business positions at Genzyme Corporation, including Vice President of Corporate Finance and Vice President of Business Development. Mr. Higgins earned a B.S. from Cornell University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College. Mr. Higgins’ financial and business expertise, including his diversified background as an executive officer in public pharmaceuticals companies, qualifies him to serve as a member of the Board of Directors.

Nancy Vitale Ms. Vitale has been a member of the Board of Directors since September 2020. Ms. Vitale has served as Chief People Officer at Omada Health, Inc., since January 2022. She has also served as a Co-Founder at Partners for Wellbeing, a boutique human resources consulting firm, since July 2019, and served as Managing Partner from July 2019 January 2022. Previously, Ms. Vitale served in various human resources leadership roles at biotechnology company Genentech, Inc., a member of the Roche Group, from September 2006 to July 2019, including Chief Human Resources Officer and Senior Vice President. Prior to her time at Genentech, Ms. Vitale served as Head of Human Resources, Gillette North America Commercial Operations at Procter & Gamble, a consumer goods company, from April 2004 to August 2006 and as Vice President of Human Resources at Cigna Corporation, a health service company, from April 2001 to April 2004. Ms. Vitale served on the Board of Directors for the Make-A-Wish Foundation from January 2017 to July 2021. Ms. Vitale received a B.B.A. from the University of Michigan and a M.B.A. from the Goizueta Business School at Emory University. We believe Ms. Vitale’s business and human resources expertise, including her experience as a human resources executive in the biotechnology industry, qualifies her to serve as a member of the Board of Directors.

Board Diversity Matrix (As of February 7, 2022)
Total Number of Directors			8
					Did Not
	Female	Male		Non-Binary	Disclose Gender
Part I: Gender Identity
Directors	1	6		—	1
Part II: Demographic Background
African American or Black	—	—		—	—
Alaskan Native or Native American	—	—		—	—
Asian	—	1		—	—
Hispanic or Latinx	—	—		—	—
Native Hawaiian or Pacific Islander	—	—		—	—
White	—	7		—	—
Two or More Races or Ethnicities	—	1		—	—
LGBTQ+	1
Did Not Disclose Demographic Background	1

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes properly cast by the stockholders on this proposal at the Annual Meeting. Broker “non-votes” and proxies marked to withhold authority with respect to one or more Class I directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

The proposal for the election of directors relates solely to the election of Class I directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of the Class I director nominee listed above.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.  This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability.  The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executive officers with those of our stockholders.

The “Executive Compensation” section of this Proxy Statement describes in detail our executive compensation programs and the decisions made by our Compensation Committee of the Board of Directors, or the Compensation Committee, and the Board of Directors.  Highlights of our executive compensation program include the following:

●	Competitive, market-based salaries, with annual adjustments;
●	Cash bonuses, payable at the discretion of the Board of Directors and assessed on individual and company performance on an annual basis; and
●	Stock options, restricted stock unit awards and an employee stock purchase plan to incentivize long-term value creation, with the potential benefit to be realized if stockholder value is increased as a result of increases in our stock price.

As we describe in the Executive Compensation section, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and seeks to align the interests of our executives with our stockholders.  The board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

The Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or the Board of Directors (or any committee thereof), create or imply any change to our fiduciary duties or the fiduciary duties of the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for us or the Board of Directors (or any committee thereof). However, our Compensation Committee and the Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions. In 2021, the Board of Directors recommended, our stockholders agreed and the Board of Directors thereafter concluded that our stockholders will have the opportunity to cast an advisory vote on the executive compensation of our named executive officers annually. The next stockholder advisory “say-on-frequency” vote is expected to occur at our 2027 annual meeting of stockholders.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast for and against this proposal vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote, on a non-binding advisory basis, to approve the compensation of our named executive officers by voting FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors, or Audit Committee, has appointed Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2022, pursuant to Article V, Section C of the Audit Committee charter. The Board of Directors is seeking ratification of the Audit Committee’s appointment of Ernst & Young, and recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Ernst & Young has audited our financial statements every fiscal year since the year ended December 31, 2014, as well as the period ended December 31, 2013. We expect representatives of Ernst & Young to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Ernst & Young Fees

The following table sets forth fees incurred for professional audit services and other services rendered to us by Ernst & Young and its affiliates for the fiscal years ended December 31, 2021 and 2020.

	Fiscal Year 2021	Fiscal Year 2020
Audit Fees	$820,500	$830,000
Audit-Related Fees	—	—
Tax Fees	51,500	30,000
All Other Fees	—	—
Total	$872,000	$860,000

Audit Fees. Audit fees consist of fees incurred for professional services performed by Ernst & Young for the audit of our annual consolidated financial statements and internal control over financial reporting, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements and follow-on offerings.

Tax Fees. The tax fees consist of fees incurred in connection routine on-call services associated with an IRC Section 382 study and an evaluation of the employee retention credit.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

All Ernst & Young services and fees in the fiscal years ended December 31, 2021 and 2020 were pre-approved by the Audit Committee and its properly delegated authorities.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 3 requires that a majority of the votes properly cast for and against this proposal vote FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of

Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 11, 2022, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table below lists applicable percentage ownership based on 38,403,013 shares of our common stock outstanding as of April 11, 2022. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days after April 11, 2022, including upon the exercise of stock options or the settlement of restricted stock unit awards. The shares of common stock underlying these stock options and restricted stock unit awards shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
Entities affiliated with Third Rock Ventures III, L.P.(2)	6,391,176	16.6%
Entities affiliated with Neurocrine Biosciences, Inc.(3)	4,179,728	10.9%
Entities affiliated with EcoR1 Capital, LLC(4)	3,557,507	9.3%
Entities affiliated with The Vanguard Group (5)	2,072,045	5.4%
Named Executive Officers and Directors
Michael Higgins(6)	382,764	1.0%
Glenn Pierce, M.D., Ph.D.(7)	237,000	*
Other Named Executive Officers
G. Andre Turenne(8)	1,084,784	2.8%
Robert W. Hesslein(9)	255,635	*
Allison Dorval(10)	183,230	*
Omar Khwaja, M.D., Ph.D.(11)	19,382	*
Other Directors
Mark Levin(12)	6,517,874	16.9%
Steven M. Paul, M.D. (13)	907,351	2.4%
James A. Geraghty(14)	198,352	*
Steven Hyman, M.D.(15)	121,764	*
Nancy Vitale(16)	26,250	*
Alfred Sandrock, M.D., Ph.D.(17)	2,750	*
All directors and executive officers as a group (11 persons)(18)	8,743,953	22.0%

*     Indicates beneficial ownership of less than one percent.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Voyager Therapeutics, Inc., 64 Sidney Street, Cambridge, Massachusetts 02139.
(2)	Reflects shares beneficially owned as of December 31, 2021, as set forth on a Schedule 13G/A filed by Third Rock Ventures III, L.P., or TRV LP, with the SEC on February 13, 2019. TRV LP directly owns 6,391,176 shares of common stock and claims shared voting and dispositive power over such shares. Third Rock Ventures GP III, L.P., or TRV GP III, is the general partner of TRV LP. TRV GP III, LLC, or TRV LLC, is the sole general partner of TRV GP III. Each of TRV GP III, TRV LLC, and Mark Levin, Kevin Starr and Robert Tepper, the managers of

TRV LLC, may be deemed to share voting and dispositive power over the shares of record held by TRV LP. Each of TRV GP III, TRV LLC, Mark Levin, Kevin Starr and Robert Tepper disclaims beneficial ownership of all shares held by TRV LP except to the extent of their pecuniary interest therein. The address for each individual or entity listed above is 29 Newbury Street, 3rd Floor, Boston, MA 02116.
(3)	Reflects shares beneficially owned as of March 12, 2019, as set forth on a Schedule 13D filed by Neurocrine Biosciences, Inc. with the SEC on March 14, 2019. These shares were purchased under a stock purchase agreement entered into on January 28, 2019. The address for Neurocrine Biosciences, Inc. is 12780 El Camino Real, San Diego, CA 92130.
(4)	Reflects shares beneficially owned as of December 31, 2021, as set forth on a Schedule 13G/A filed by EcoR1 Capital, LLC, or EcoR1, with the SEC on February 14, 2022. EcoR1 claims shared voting and dispositive power over 3,557,507 shares of common stock. EcoR1 is the general partner and investment adviser of EcoR1 Capital Fund Qualified, L.P., or Qualified Fund, and Oleg Nodelman is the control person of EcoR1, and each of Qualified Fund and Oleg Nodelman may be deemed to share voting and dispositive power over the shares claimed by EcoR1. Each of EcoR1, Qualified Fund and Oleg Nodelman disclaims beneficial ownership of all such shares except to the extent of their pecuniary interest therein. The address for each individual or entity listed above is 357 Tehama Street #3, San Francisco, CA, 94103, United States.
(5)	Reflects shares beneficially owned as of December 31, 2021, as set forth on a Schedule 13G/A filed by The Vanguard Group, or Vanguard, with the SEC on February 10, 2022. Vanguard has shared voting power with respect to 4,783 shares of common stock. Vanguard has sole dispositive power with respect to 2,057,775 shares of common stock and shared dispositive power with respect to 14,270 shares of common stock. The address for Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.
(6)	Consists of 382,764 shares of common stock issuable upon the exercise of options, 115,770 of which will vest within 60 days of April 11, 2022.
(7)	Consists of 5,000 shares of common stock held by Dr. Pierce directly, and 232,000 shares of common stock issuable upon the exercise of options, 45,340 of which will vest within 60 days of April 11, 2022.
(8)	Consists of 150,985 shares of common stock held by Mr. Turenne directly, and 933,799 shares of common stock issuable upon the exercise of options, none of which will vest within 60 days of April 11, 2022.
(9)	Consists of 58,709 shares of common stock held by Mr. Hesslein directly, and 196,926 shares of common stock issuable upon the exercise of options, 17,157 of which will vest within 60 days of April 11, 2022.
(10)	Consists of 21,835 shares of common stock held by Ms. Dorval directly, and 161,395 shares of common stock issuable upon the exercise of options, none of which will vest within 60 days of April 11, 2022.
(11)	Consists of 19,382 shares of common stock held by Mr. Khwaja directly.
(12)	Consists of 33,029 shares of common stock held by Mr. Levin directly, 90,000 shares of common stock issuable upon the exercise of options, 15,000 of which will vest within 60 days of April 11, 2022, 3,669 shares of common stock held by the Levin Family 2014 Irrevocable Trust directly and 6,391,176 shares of common stock held by TRV LP directly. Mr. Levin disclaims beneficial ownership of all shares held by TRV LP, except to the extent of his pecuniary interest therein.
(13)	Consists of (i) 7,364 shares of common stock held by Dr. Paul directly; (ii) 45,000 shares of common stock issuable upon the exercise of options, 15,000 of which will vest within 60 days of April 11, 2022; and (iii) 854,987 shares of common stock held in trusts, consisting of (a) 781,548 shares of common stock held by the Steven M. Paul Revocable Trust, (b) 41,501 shares of common stock held by the Jann Paul GRAT II, (c) 2 shares of common stock held by the Paul Family Delaware Trust FBO Jann (d) 7,984 shares of common stock held by the Paul Family Delaware Trust FBO Morgan, (e) 7,984 shares of common stock held by the Paul Family Delaware Trust FBO Jordan, (f) 7,984 shares of common stock held by the Paul Family Delaware Trust FBO Aaron, and (g) 7,984 shares of common stock held by the Paul Family Delaware Trust FBO Austin.
(14)	Consists of 76,588 shares of common stock held by Mr. Geraghty directly, and 121,764 shares of common stock issuable upon the exercise of options, 15,000 of which will vest with 60 days of April 11, 2022.
(15)	Consists of 121,764 shares of common stock issuable upon the exercise of options, 15,000 of which will vest within 60 days of April 11, 2022.
(16)	Consists of 26,250 shares of common stock issuable upon the exercise of options, 15,000 of which will vest within 60 days of April 11, 2022.
(17)	Consists of 2,750 shares of common stock issuable upon the exercise of options.
(18)	Consists of (i) 7,452,708 shares of common stock and (ii) 1,291,245 shares of common stock issuable upon the exercise of options, 265,911 of which will vest within 60 days of April 11, 2022.

EQUITY COMPENSATION PLANS

2014 Stock Option and Grant Plan

In January 2014, we adopted the 2014 Stock Option and Grant Plan, or the 2014 Plan, under which it could grant incentive stock options, non‑qualified stock options, restricted stock awards, unrestricted stock awards, or restricted stock units to purchase up to 823,529 shares of common stock to employees, officers, directors and consultants of ours. Under the 2014 Plan, during 2014 we issued only restricted stock awards and during 2015 we only granted stock options. The terms of stock awards agreements, including vesting requirements, were determined by the Board of Directors and were subject to the provisions of the 2014 Plan. Stock options granted to employees generally vest over four years, with 25% vesting on the one-year anniversary and 75% vesting ratably, on a monthly basis, over the remaining three years. Stock options granted to non‑employee consultants generally vest monthly over a period of one to four years.

2015 Stock Option and Incentive Plan

In October 2015, the Board of Directors and stockholders approved the 2015 Stock Option and Incentive Plan, or 2015 Plan, which became effective upon the completion of our initial public offering, or IPO. The 2015 Plan provides us with the flexibility to use various equity-based incentive and other awards as compensation tools to reward and motivate our workforce. These tools include stock options; stock appreciation rights; restricted stock; restricted stock units, or RSUs; unrestricted stock; performance share awards and cash-based awards. The 2015 Plan replaced the 2014 Plan. Any options or awards outstanding under the 2014 Plan remained outstanding and effective. The number of shares initially reserved for issuance under the 2015 Plan is the sum of (i) 1,311,812 shares of common stock and (ii) the number of shares under the 2014 Plan that are not needed to fulfill our obligations for awards issued under the 2014 Plan as a result of forfeiture, expiration, cancellation, termination or net issuances of awards thereunder. The number of shares of common stock that may be issued under the 2015 Plan is also subject to increase on the first day of each fiscal year as determined by the 2015 Plan Administrator in an amount up to 4% of our issued and outstanding shares of common stock on the immediately preceding December 31.

2015 Employee Stock Purchase Plan

In October 2015, the Board of Directors and stockholders approved the 2015 Employee Stock Purchase Plan, or 2015 ESPP. Under the 2015 ESPP, all full-time employees are eligible to purchase our common stock twice per year, at the end of each six-month payment period. During each payment period, eligible employees who so elect, may authorize payroll deductions in an amount within a range of 1% to 10% (whole percentages only) of the employee’s base pay for each payroll period. At the end of each payment period, the accumulated deductions are used to purchase shares of our common stock at a discount. The 2015 ESPP became effective upon the completion of our IPO.

The following table sets forth information as of December 31, 2021 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2014 Plan, the 2015 Plan, and the 2015 ESPP as well as grants made outside of these plans in accordance with Nasdaq Rule 5635(c).

Equity Compensation Plan Information

	Number of securities				Number of securities
	to be issued		Weighted-average		remaining available for
	upon exercise		exercise price		future issuance under
	of outstanding		of outstanding		equity compensation plans
	options, warrants,		options, warrants,		(excluding securities
Plan Category	and rights (#)		and rights ($)	(1)	reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,777,198	(2)	$11.72		6,034,113	(3)
Equity compensation plans not approved by security holders	1,068,791	(4)	16.57		N/A
Total	5,845,989		$12.60		6,034,113

(1)	Represents the weighted-average exercise price of outstanding options only and does not include outstanding restricted stock unit awards as such awards do not have an exercise price.
(2)	Includes 4,008,527 shares of common stock issuable upon the exercise of outstanding options and 768,671 shares of common stock issuable upon the settlement of outstanding restricted stock unit awards. Does not include shares of restricted stock as they have been reflected in our total shares outstanding.
(3)	As of December 31, 2021, there were 4,374,539 shares available for grant under the 2015 Plan and 1,659,574 shares available for purchase under the 2015 ESPP. As of the closing of our initial public offering, no additional equity awards may be granted under the 2014 Plan. Each of our 2015 Plan and 2015 ESPP contains an “evergreen” provision which allows for an annual increase in the number of shares of our common stock available for issuance under such plan on the first day of each fiscal year. For our 2015 Plan, the annual increase in the number of shares is equal to the lesser of 4% of the number of shares of common stock issued and outstanding or such lesser number of shares of common stock as determined by the 2015 Plan Administrator. For our 2015 ESPP, the annual increase in the number of shares is equal to the lesser of 1% of the number of shares of common stock issued and outstanding or such lesser number of shares of common stock as determined by the Administrator.
(4)	Consists of (a) options to purchase 622,916 shares of our common stock granted to G. Andre Turenne as an inducement material to his joining our Company as President and Chief Executive Officer in July 2018, (b) options to purchase 168,750 shares of our common stock and 28,125 restricted stock unit awards granted to Robert Hesslein, as an inducement material to his joining our Company as Senior Vice President and General Counsel in April 2019, (c) options to purchase 76,500 shares of our common stock and 13,000 restricted stock unit awards granted to Robin Swartz as an inducement material to her joining our Company as Senior Vice President of Portfolio Management and Patient Engagement in January 2021, and (d) options to purchase an aggregate of 172,500 shares of our common stock and an aggregate of 29,000 restricted stock unit awards granted to certain individuals as inducements material to their joining our Company in 2020. The options vest over four years, with 25% vesting on the one-year anniversary of the grant date and 75% vesting ratably, on a monthly basis, over the remaining three years, and the restricted stock units vest and become settleable subject to the employee’s continued services on each applicable vesting date, over a three-year period as follows: 33.33% of the restricted stock units will vest on the first anniversary of the grant date; an additional 33.33% of the restricted stock units will vest on the two-year anniversary of the grant date; and the remaining restricted stock units will vest on the three-year anniversary of the grant date.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current position(s) at Voyager and their ages as of April 11, 2022.

Name	Age	Position

Alfred Sandrock, M.D., Ph.D.	64	Director, President and Chief Executive Officer
Julie Burek	47	Vice President of Finance
Robert W. Hesslein	69	Senior Vice President and General Counsel
Robin Swartz	51	Chief Operating Officer
Glenn Pierce, M.D., Ph.D.	66	Director, Interim Chief Scientific Officer

You should refer to “Proposal 1: Election of Directors” above for information about our Director, President and Chief Executive Officer, Alfred Sandrock, M.D., Ph.D. and our Director, Interim Chief Scientific Officer, Glenn Pierce, M.D., Ph.D. Biographical information for our other executive officers, as of April 11, 2022, is set forth below.

Julie Burek Ms. Burek has served as our Vice President of Finance since August 2020. Ms. Burek joined us as Director, Financial Planning & Analysis in April 2018. Prior to joining us, Ms. Burek served in positions of increasing responsibility at Biogen Inc., a biotechnology company, from February 2013 to April 2018 including as Associate Director, Finance and Senior Manager, Finance. Prior to her time at Biogen, Ms. Burek served as Senior Finance Manager at EMD Serono Inc., the biopharmaceutical business of Merck KGaA, from 2008 to 2013. Earlier in her career, Ms. Burek served in various finance roles at advertising agencies including Hill Holliday and Digitas as well as finance roles at manufacturing companies including SencorpWhite and Teradyne. Ms. Burek received a B.S. in Finance from Bentley University and an M.B.A. from Northeastern University.

Robert W. Hesslein Mr. Hesslein has served as our Senior Vice President and General Counsel since April 2019. Mr. Hesslein was previously the Senior Vice President, General Counsel, and Chief Compliance Officer at Foundation Medicine, Inc., a molecular information company focused on cancer genomics, which is now a subsidiary of Roche, from May 2012 to March 2019. Mr. Hesslein was previously Senior Vice President and Deputy General Counsel at Genzyme, a biotechnology company, which is now a subsidiary of Sanofi, from July 1996 to May 2012. Before Genzyme, from September 1990 to June 1996, Mr. Hesslein was a Second Vice President and Counsel at The New England, a mutual life insurance company. From September 1978 to August 1990, Mr. Hesslein was an associate and subsequently a partner at Csaplar & Bok, a Boston law firm. Mr. Hesslein earned his B.A. from Yale University and his J.D. from The Cornell Law School.

Robin Swartz Ms. Swartz previously served as our Senior Vice President, Business Operations from September 2021 to February 2022 and our Senior Vice President, Portfolio Management and Patient Engagement from January 2021 to August 2021. Prior to joining us, Ms. Swartz served in positions of increasing responsibility at Genzyme Corporation and Sanofi Genzyme, culminating in her service at Sanofi Genzyme as Vice President, Patient and Product Services for Rare Diseases from January 2018 to June 2020 and as Vice President, Head of Global and US Business Operations from June 2015 to December 2017. Her previous roles at Sanofi Genzyme included Chief of Staff to the Executive Vice President and Senior Director, Finance. Ms. Swartz received a B.A. in political science and government from Kenyon College.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below the transactions, or series of similar transactions, since January 1, 2020, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two complete fiscal years; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

In November 2015, we adopted a related party policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Agreements with Stockholders

In August 2018, we entered into a consulting agreement, which we refer to as the Paul Agreement, with Dr. Steven M. Paul, M.D., our former President and Chief Executive Officer, pursuant to which Dr. Paul has agreed to provide consulting and advisory services, including but not limited to scientific guidance in connection with certain of our collaborations and research and development programs for a period which commenced on August 2, 2018 and expired on December 31, 2020. In accordance with its terms, we paid $200,400 in consulting fees for services provided by Dr. Paul in 2020.

In May 2019, we entered into a consulting agreement, which we refer to as the Sah Agreement, with Dinah Sah, Ph.D., our former Chief Scientific Officer, pursuant to which Dr. Sah has agreed to provide consulting and advisory services, including but not limited to strategic and tactical advice regarding our current and potential research and development programs, the establishment of relationships with research scientists working in areas of interest to us, and such other organizational and business matters as may be requested by us from time to time, for a three-year period which commenced on June 28, 2019. In March 2020, Dr. Sah also entered into a consulting agreement with us to serve on our scientific advisory board. In accordance with the terms of her consulting agreements, we paid Dr. Sah $429,522 and $208,575 in consulting fees for services provided in 2020 and 2021, respectively. We also paid Dr. Sah $900 in consulting fees for services provided for the period from January through March of 2022 under her consulting agreements.

During the year ended December 31, 2020, we received cost reimbursement amounts from development costs related to our collaboration and license agreement with Neurocrine Biosciences, a beneficial owner of more than 5% of our voting securities. Under the collaboration agreement, we and Neurocrine have agreed to conduct research, development and commercialization of certain of our AAV gene therapy products. Amounts due from Neurocrine are reflected as related party collaboration receivables. As of December 31, 2021, we had approximately $0.7 million in related party collaboration receivable associated with Neurocrine. During the years ended December 31, 2021 and 2020, we recognized $37.4 million and $56.7 million of revenue, respectively, associated with our collaboration with Neurocrine related to research and development services performed during the period and the corresponding cost reimbursement receivable. From January through March 2022, we recognized $0.7 million of revenue associated with our collaboration with Neurocrine.

Executive Officer and Director Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements or offer letters with each of our executive officers. For more information regarding our agreements with our named executive officers for the fiscal year ended December 31, 2021, see “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, the forms of which are attached as exhibits to our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2021. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10% of our outstanding common stock, or collectively, Reporting Persons, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2021, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. The Board of Directors has determined that all members of the Board of Directors, except Dr. Paul, Dr. Pierce, and Dr. Sandrock are independent, as determined in accordance with the rules of the Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, the Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairman of the Board of Directors, or Chairman of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. The Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as the Chairman of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. The Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our Bylaws do not require our Chairman of the Board and Chief Executive Officer positions to be separate, the Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Voyager Therapeutics, Inc., 64 Sidney Street, Cambridge, Massachusetts, 02139 Attention: Vice President of Finance. We intend to disclose any amendment of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, or any waiver of our Code of Business Conduct and Ethics for such persons or any other of our officers, by posting such information on our website at vygr.com and/or in our public filings with the SEC.

Corporate Governance Guidelines. The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the Nasdaq Stock Market and our Certificate of Incorporation and Bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, corporate governance guidelines that encompass legal, regulatory or stock exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or stock exchange requirements are modified. In addition, the corporate governance guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

Board Meetings and Committees. The Board of Directors held seventeen meetings. The directors regularly hold executive sessions at meetings of the Board of Directors. During 2021, each of the directors then in office and for the period during which he or she was in office, attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. Each of our directors attended the 2021 Annual Meeting of Stockholders.

During 2021, the Board of Directors had four standing committees: Audit Committee, Compensation Committee, Science and Technology Committee, and Nominating and Corporate Governance Committee. In February 2022, the Board of Directors established an Executive Committee.

The Board of Directors may establish other committees from time to time.

Audit Committee. Since June 2021, our Audit Committee has been comprised of James A. Geraghty, Steven Hyman, M.D., and Nancy Vitale, with Mr. Geraghty serving as chair. From August 2019 to June 2021, our Audit Committee was comprised of Mr. Geraghty, Glenn Pierce, M.D., Ph.D., and Michael Higgins, with Mr. Higgins serving as chair. The Board of Directors has determined that each member of the Audit Committee is independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, including the enhanced independence criteria set forth in Rule 10A-3 promulgated under the Exchange Act, and have sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The Board of Directors has designated Mr. Geraghty as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;
●	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
●	reviewing the overall audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
●	reviewing the adequacy of our internal control over financial reporting;
●	establishing policies and procedures for the receipt, retention, and treatment of accounting-related complaints and concerns;
●	recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
●	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

●	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market;
●	reviewing policies related to risk assessment and risk management; and
●	establishing, maintaining and overseeing our Code of Business Conduct and Ethics.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The Audit Committee held four meetings during 2021. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. The Audit Committee reviews its charter annually. A copy of the current Audit Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Compensation Committee. Since June 2021, our Compensation Committee has been comprised of James A. Geraghty, Steven Hyman, M.D., and Nancy Vitale, with Ms. Vitale serving as chair. From January 15, 2021 to June 2021, our Compensation Committee was comprised of Michael Higgins, Dr. Hyman, and Ms. Vitale, with Ms. Vitale serving as chair. From January 1, 2021 to January 15, 2021, our Compensation Committee was comprised of Mr. Higgins, Dr. Hyman., Ms. Vitale, and Wendy Dixon, Ph.D., with Dr. Dixon serving as chair. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, including the enhanced independence criteria set forth in Rule 10C-1 promulgated under the Exchange Act. The Compensation Committee’s responsibilities include:

annually reviewing and recommending for approval by the independent directors of the Board individual and corporate goals and objectives relevant to the compensation of our executive officers;

●	evaluating the performance of our executive officers in light of such individual and corporate goals and objectives and determining the compensation of our executive officers;
●	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
●	conducting the independence assessment outlined in the rules of the Nasdaq Stock Market with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market;
●	overseeing and administering our compensation and similar plans;
●	reviewing and approving our policies and procedures for the grant of incentive-based compensation plans and equity-based awards;
●	reviewing and making recommendations to the Board of Directors with respect to director compensation;
●	reviewing and approving equity award grants, and making recommendations to the Board of Directors with respect to equity award grants made to our directors and chief executive officer;
●	periodically performing a performance evaluation of the committee and reporting to the Board of Directors on the results of such evaluation;

●	reviewing and discussing with management the compensation discussion and analysis, if any, to be included in our annual proxy statement;
●	preparing the committee report to be included in our annual proxy statement or annual report on Form 10-K; and
●	reviewing and discussing with the Board of Directors corporate succession plans for the chief executive officer and other senior management positions.

The Compensation Committee held ten meetings during 2021. The Compensation Committee operates under a written charter adopted by the Board of Directors and reviews its charter annually. A copy of the current Compensation Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Science and Technology Committee. Since February 2022, our Science and Technology Committee has been comprised of Steven Hyman, M.D., Mark Levin, Steven M. Paul, M.D., Glenn Pierce, M.D., Ph.D., and Alfred Sandrock, M.D., Ph.D., with Dr. Hyman serving as chair. From August 2019 to February 2022, our Science and Technology Committee was comprised of Dr. Hyman, Mr. Levin, Dr. Pierce, and Dr. Paul, with Dr. Hyman serving as chair. The Board of Directors has determined that each current member of the Science and Technology Committee other than Dr. Paul, Dr. Pierce, and Dr. Sandrock is “independent” as defined in the applicable Nasdaq rules. The Science and Technology Committee’s responsibilities include:

reviewing, evaluating, and advising the Board of Directors and management regarding the long-term strategic goals and objectives and the quality and direction of our research and development programs;

●	monitoring and evaluating trends in research and development, and recommending to the Board of Directors and management emerging technologies for building our technological strength;
●	recommending approaches to acquiring and maintaining technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and capital); advising the Board of Directors and management on the scientific aspects of business development transactions;
●	regularly reviewing our research and development pipeline;
●	assisting the Board of Directors with its oversight responsibility for enterprise risk management in areas affecting our research and development; and
●	reviewing such other topics as delegated to the Science and Technology Committee from time to time by the Board of Directors.

The Science and Technology Committee held three meetings during 2021. The Science and Technology Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Nominating and Corporate Governance Committee. Since June 3, 2021, our Nominating and Corporate Governance Committee has been comprised of James A. Geraghty and Nancy Vitale, with Mr. Geraghty serving as chair. From January 15, 2021 to June 3, 2021, our Nominating and Corporate Governance Committee was comprised of Mr. Geraghty, Michael Higgins and Ms. Vitale, with Mr. Geraghty serving as chair. From August 2019 to January 15, 2021, our Nominating and Corporate Governance Committee was comprised of Mr. Geraghty, Dr. Hyman, and Wendy Dixon, Ph.D., with Mr. Geraghty serving as chair. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee’s responsibilities include:

●	developing and recommending to the Board of Directors criteria for Board and committee membership;
●	establishing procedures for identifying and evaluating Board of Directors candidates, including nominees recommended by stockholders;

●	identifying individuals qualified to become members of the Board of Directors;
●	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;
●	developing and recommending to the Board of Directors a set of corporate governance principles;
●	periodically performing a performance evaluation of the committee and reporting to the Board of Directors on the results of such evaluation; and
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee held four meetings. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors and reviews its charter annually. A copy of the current Nominating and Corporate Governance Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our Bylaws relating to stockholder nominations as described earlier in this Proxy Statement under the heading “Procedure for Submitting Stockholder Proposals and Nominations.”

Identifying and Evaluating Director Nominees. The Board of Directors is responsible for identifying suitable candidates for nomination to the Board. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. For example, the Nominating and Corporate Governance Committee has engaged a search firm and is actively recruiting candidates to fill the vacancies which will be created by the anticipated departures of Dr. Paul and Mr. Levin. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board of Directors’ selection as nominees for the Board of Directors and as candidates for appointment to the Board of Directors’ committees. The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing, be highly accomplished in his or her respective field with superior credentials and recognition, be well regarded in the community and have a long-term reputation for high ethical and moral standards, have sufficient time and availability to devote to the affairs of the Company, and, to the extent such candidate serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her diversity, and the needs of the Board of Directors.

Our Nominating and Corporate Governance Committee considers the value of diversity when selecting nominees, including the representation of directors who self-identify as female, underrepresented minorities, or LGBTQ+. Although we have no formal policy regarding board diversity, we believe that the Board of Directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. The Nominating and Corporate Governance Committee does not make any specific weighting of diversity or any other characteristic.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Voyager Therapeutics, Inc., 64 Sidney Street, Cambridge, Massachusetts, 02139, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our Bylaws and must be received by us no later than the date referenced above in “Voting—Procedure for Submitting Stockholder Proposals and Nominations.”

Stockholder Communications. The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Voyager Therapeutics, Inc., 64 Sidney Street, Cambridge, Massachusetts, 02139, Attn: Chairman of the Board.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Voyager Therapeutics, Inc., 64 Sidney Street, Cambridge, Massachusetts, 02139.

We will forward by U.S. Mail any such stockholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. The Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. The Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, the Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, the Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Executive Committee. Since its formation in February 2022, our Executive Committee has been comprised of Michael Higgins, Glenn Pierce, M.D., Ph.D., and Alfred Sandrock, M.D., Ph.D., with Mr. Higgins serving as chair. The Executive Committee’s responsibilities include:

●	supporting the Board of Directors and management regarding our day-to-day executive functions;
●	reviewing, evaluating, and advising the Board and management regarding our long-term strategic goals and objectives;

●	monitoring and evaluating industry trends and recommending to the Board of Directors and management strategic opportunities and alternatives; and
●	assisting the Board of Directors with its oversight responsibility for enterprise risk management.

Each of the committees of the Board of Directors also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Vice President of Finance reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Vice President of Finance. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to the Board of Directors regarding these activities.

Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, Ernst & Young, including reviewing its independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by Ernst & Young; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Ernst & Young is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB. The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2021, with management. The Audit Committee has discussed with Ernst & Young applicable requirements of the PCAOB, , and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to Ernst & Young for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

THE AUDIT COMMITTEE

James Geraghty Steven Hyman, M.D. Nancy Vitale

EXECUTIVE COMPENSATION

Overview

Voyager’s compensation programs are designed to:

●	attract and retain individuals with superior ability, technical, and managerial experience;
●	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and
●	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our Compensation Committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers; with respect to the Chief Executive Officer, the Compensation Committee will review and make recommendations to the independent members of the Board of Directors for approval. The Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans, reviews and approves annually all compensation decisions relating to our executive officers, and makes recommendations to the independent members of the Board of Directors on compensation for the Chief Executive Officer. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. Radford, an Aon/Hewitt company, is the Compensation Committee’s current outside compensation consultant. In June 2021, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of Radford, taking into account, among other things, the relationship between Radford, the members of the Board of Directors, and our executive officers and the factors set forth in the Nasdaq listing standards. Based on such review, the Committee concluded that the engagement of Radford did not raise any conflict of interest. The total amount paid to Radford for services not related to executive or director compensation was less than $120,000 in 2021.

Executive Compensation Components

Historically, our Compensation Committee reviews all compensation components including base salary, bonus, benefits, equity incentives, and other perquisites, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and provides a recommendation on the compensation of our Chief Executive Officer to the Board of Directors and approves the compensation of our other executive officers. In addition, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The Compensation Committee also makes recommendations to the Board of Directors regarding the compensation of non-employee directors and has the authority to administer our equity-based plans, both directly and through delegated authority to the Chief Executive Officer.

In 2021, the Compensation Committee engaged Radford, an Aon/Hewitt company, as its compensation consultant. Radford assisted the Committee in conducting competitive compensation assessments for our executive officers for the fiscal year ended December 31, 2021. Additionally, Radford also assisted in the determination of compensation for executive officers hired in 2021. In evaluating the total compensation of our executive officers, the Compensation Committee, with the assistance of Radford, established a peer group of 20 publicly traded companies in the biopharmaceutical industry that was comprised of companies whose market capitalization, number of employees, maturity of product development pipeline or area of therapeutic focus are similar to Voyager. Our 2021 peer group includes the following companies:

Voyager 2021 Compensation Peer Group

Adverum Biotechnologies	Homology Medicines	REGENXBIO
AVROBIO	Intellia Therapeutics	Sangamo Therapeutics
Cara Therapeutics	Magenta Therapeutics	Syros Pharmaceuticals
Corbus Therapeutics	MeiraGTx	Translate Bio
Denali Therapeutics	Ovid Therapeutics	Wave Life Sciences
Dicerna Therapeutics	Precision Biosciences	Xencor
Epizyme	Prevail Therapeutics

For the full compensation analysis, Radford supplemented the peer group information with published survey data, which provided a broader market representation of companies and deeper position reporting.

Base Salary

Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for our named executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies were paid, and also negotiations during the hiring process. The base salaries of our named executive officers are reviewed annually and may be adjusted to reflect market conditions and our executives’ performance during the prior year as well as the financial position of the company, or any change in the scope of the officer’s responsibilities.

As of December 31, 2021, for each named executive officer then serving as an executive officer, or as of such earlier date any named executive officer ceased serving as an executive officer, the base salaries for our named executive officers were as follows:

Named Executive Officer	Base Salary
G. Andre Turenne, Former President and Chief Executive Officer	$600,300
Michael Higgins, Former Interim President and Chief Executive Officer(1)	$600,000
Robert W. Hesslein, Senior Vice President and General Counsel	$435,511
Allison Dorval, Former Chief Financial Officer	$430,000
Glenn Pierce, M.D., Ph.D., Interim Chief Scientific Officer	$480,000
Omar Khwaja, M.D., Ph.D., Former Chief Medical Officer and Head of Research and Development	$465,247

(1)	In March 2022, Mr. Higgins ceased serving as Interim President and Chief Executive Officer.

Performance-Based Variable Cash Compensation

Our Compensation Committee has the authority to award annual performance-based variable cash compensation to our executive officers and make recommendations to the full Board of Directors for approval of performance-based variable cash compensation for the Chief Executive Officer. For 2021, our former President and Chief Executive Officer Mr. Turenne’s bonus target was set at 55% of base salary. Mr. Turenne’s bonus was part of his severance agreement signed on May 19, 2021 and included bi-weekly payments of $5,323 per pay period for a final bonus payout of $138,398. Mr. Higgins was not eligible to receive performance-based variable cash compensation under the terms of his employment agreement. Dr. Pierce was not eligible to receive performance-based variable cash compensation under the terms of his employment agreement. Mr. Hesslein’s and our former Chief Financial Officer Ms. Dorval’s bonus targets were set at 40% of base salary pursuant to their employment agreements. The Compensation Committee approved performance-based variable cash compensation for 2021 performance to Mr. Hesslein in the amount of $141,106. Ms. Dorval left Voyager voluntarily on November 26, 2021 and did not receive a bonus for her 2021 performance. Dr. Khwaja left Voyager voluntarily on May 28, 2021 and did not receive a bonus for his 2021 performance. These payments were awarded in recognition of our named executive officers’ performance in achieving certain corporate and operational milestones and other considerations. The Board of Directors determined that the corporate goals were achieved at a rate of 80% for the year ended December 31, 2021.

In accordance with the terms of his severance agreement, Mr. Turenne received a bonus calculated based on 100% of his target bonus, subject to proration based on his service in 2021. Mr. Hesslein’s bonus reflected both corporate and individual performance goals. Mr. Hesslein was awarded an effective rate of 81%, of the amount he was eligible to receive.

Equity Incentive Compensation

Equity incentive grants to our named executive officers are made at the discretion of the Compensation Committee under the terms of our stock option plans. Equity incentive grants for the Chief Executive Officer are approved by the full Board of Directors based on the recommendation of the Compensation Committee. We believe that equity incentives subject to vesting over time or upon achievement of performance objectives, can be an effective vehicle for the long-term element of compensation, as these awards align individual and team performance with the achievement of our strategic and financial goals over time, and with stockholders’ interests, and create incentives that foster employment retention. Beginning in 2019, we introduced the use of restricted stock units, creating equity incentive award packages that combine stock options and restricted stock units to further align individual performance with achievement of our corporate goals. Stock options, which have exercise prices equal to at least fair market value of our common stock on the date of grant, reward executive officers only if the stock price increases from the date of grant. Stock options granted to new hires vest over four years, with 25% vesting on the one-year anniversary and 75% vesting ratably, on a monthly basis, over the remaining three years, based on continued service with the Company through each vesting date. Stock options granted as part of the Company’s annual compensation cycle vest ratably, on a monthly basis, over four years. Restricted stock units vest over a three-year period, with 33% of the restricted stock units vesting on the first anniversary, 33% of the restricted stock units vesting on the second anniversary, and the remaining restricted stock units vesting on the third anniversary of the grant date, based on continued service with the Company through each vesting date. In 2021, the Compensation Committee made stock option and restricted stock unit grants to our named executive officers as specified in the “Outstanding Equity Awards at Fiscal Year End Table—2021” below, with the full Board of Directors approving Mr. Turenne’s award.

Employee Benefits

In addition to the primary elements of compensation described above, the named executive officers also participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, dental insurance and our 401(k) plan. We do not provide special benefits to our executive officers.

Consulting and Employment Arrangements with Alfred Sandrock, M.D., Ph.D., Chief Executive Officer and President

On February 2, 2022, we entered into a consulting agreement with Alfred Sandrock, M.D., Ph.D., which we refer to as the Sandrock Consulting Agreement, pursuant to which Dr. Sandrock agreed to provide advisory services related to strategic planning, operations, and management to us. During the term of the Sandrock Consulting Agreement, we agreed to pay Dr. Sandrock a monthly fee of $30,000 per month, in addition to any pre-approved expenses. The Sandrock Consulting Agreement became effective on February 7, 2022, the date upon which Dr. Sandrock joined our Board of Directors.

On March 19, 2022, we entered into an employment agreement, which we refer to as the Sandrock Employment Agreement, pursuant to which Dr. Sandrock agreed to serve as our President and Chief Executive Officer, effective on March 22, 2022, which we refer to as the Commencement Date. Pursuant to the Sandrock Employment Agreement, Dr. Sandrock received a signing bonus of $50,000 and a starting annualized base salary of $600,000, subject to adjustment from time to time in the sole discretion of our board of directors, and is eligible to receive an annual cash bonus targeted at 55% of his annual base salary then in effect, with the actual amount of such bonus, if any, to be determined by our board of directors. For the calendar year 2022, any bonus paid to Dr. Sandrock will be pro-rated to reflect his 2022 service. Dr. Sandrock is also eligible to participate in the Company’s employee benefit plans, subject to the terms and conditions of such plans.

In accordance with the Sandrock Agreement, the Board of Directors also approved a grant to Dr. Sandrock, effective on the Commencement Date, of a stock option to purchase 940,600 shares of the Company’s common stock at an exercise price per share equal to the closing price per share of our common stock on The Nasdaq Global Select

Market on the Commencement Date and of a restricted stock unit award representing the right to receive 100,000 shares of our common stock. The option award has terms consistent with the terms described above under the heading “Equity Incentive Compensation.” The restricted stock unit award vests over a four-year period, with 25% of the shares underlying the award vesting on April 1, 2023 and an additional 25% of the shares underlying the award vesting annually at the end of each subsequent one-year period thereafter, subject to Dr. Sandrock’s continued employment by the Company. Each of the option award and the restricted stock unit award is subject to the terms and conditions of the applicable award agreement and is being granted pursuant to the Company’s 2015 Stock Option and Incentive Plan.

The Sandrock Consulting Agreement was terminated as of the Commencement Date. In the aggregate, we paid Dr. Sandrock $60,000 for services provided under the Sandrock Consulting Agreement. Consistent with our non-employee director compensation policy, Dr. Sandrock also received the option to purchase 44,000 shares of our common stock, which had a grant-date fair value of $98,504 and an aggregate of $6,183 in connection with services provided as a director prior to becoming our President and Chief Executive Officer.

Summary Compensation Table—2021 and 2020 Fiscal Years

The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2021 and 2020 to any individual who served as our principal executive officer during 2021, the two most highly-compensated executive officers (other than those individuals who served as Chief Executive Officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2021 and two additional executive officers who each would have been one of the two most highly-compensated executive officers, except that such executive officer was not serving as an executive officer of the Company on December 31, 2021. All of these individuals are our named executive officers for 2021:

									Non‑equity
					Stock		Option		Incentive Plan	All Other
		Salary		Bonus	Awards		Awards		Compensation	Compensation		Total
Name and Principal Position	Year	($)		($)	($)(5)		($)(5)		($)(16)	($)		($)
G. Andre Turenne	2021	600,300		—	1,132,220	(6)	897,576	(6)	—	—		2,630,096
Former President and Chief Executive Officer	2020	580,000		—	1,053,000	(7)	1,347,795	(7)	293,480	—		3,274,275
Michael Higgins	2021	379,181	(1)	—	—	(8)	316,883	(8)	—	—		696,063
Former Interim President and Chief Executive Officer
Robert W. Hesslein	2021	435,511		—	415,420	(9)	322,918	(9)	141,106	—		1,314,955
Senior Vice President and General Counsel	2020	420,784		—	356,400	(10)	456,110	(10)	157,037	2,829		1,393,160
Allison Dorval	2021	393,185	(2)	—	415,420	(11)	322,918	(11)	—	—		1,131,523
Former Chief Financial Officer	2020	403,104		—	356,400	(12)	456,110	(12)	150,438	550		1,366,602
Omar Khwaja, M.D., Ph.D.	2021	196,835	(3)	—	457,780	(13)	341,914	(13)	—	—		996,529
Former Chief Medical Officer and Head of Research and Development	2020	449,514		—	388,800	(14)	497,574	(14)	165,421	144,077	(17)	1,645,386
Glenn Pierce, M.D., Ph.D.	2021	293,272	(4)	—	—	(15)	259,407	(15)	—	—		552,679
Interim Chief Scientific Officer

(1)	Mr. Higgins joined the Company as Interim President and Chief Executive Officer effective June 3, 2021, and accordingly his base salary was pro-rated for service performed. Includes $39,950 paid to Mr. Higgins in retainer fees for his service as a non-employee director, the Chairman of our Board of Directors and a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee from January 1, 2021 through June 2, 2021.
(2)	Ms. Dorval resigned from her role as our Chief Financial Officer effective November 26, 2021, and accordingly her base salary was pro-rated for service performed. Includes $30,000 in consulting fees paid to Ms. Dorval for services performed in 2021 following her separation pursuant to a consulting agreement.
(3)	Dr. Khwaja resigned from his role as our Chief Medical Officer and Head of Research and Development effective May 28, 2021, and accordingly his base salary was pro-rated for service performed.
(4)	Dr. Pierce joined the Company as Interim Chief Scientific Officer effective June 3, 2021, and accordingly his base salary was pro-rated for service performed. Includes $21,888 paid to Dr. Pierce in retainer fees for his service as a non-employee director and a member of our Audit Committee and Science and Technology Committee from January 1, 2021 and June 2, 2021.
(5)	Amounts represent the aggregate grant-date fair value of option awards granted to our named executive officers in 2021 and 2020 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2021. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(6)	Mr. Turenne was granted stock options and restricted stock units on February 16, 2021. The shares underlying the stock option grant vest in equal monthly installments over 48 months. The shares underlying the restricted stock unit award vest over three years in equal annual installments, commencing on the grant date of the award. Mr. Turenne was also granted restricted stock units on March 19, 2021 which vest over two years in equal annual installments. In connection with Mr. Turenne’s separation with the Company, the vesting of all time-based stock options and restricted stock units held by Mr. Turenne has been accelerated by twelve months and the period during which the outstanding and vested stock options held by Mr. Turenne may be exercised has been extended to fifteen months following the separation date with an aggregate incremental fair value of $474,091.
(7)	Mr. Turenne was granted stock options and restricted stock units on February 10, 2020. The shares underlying the stock option grant vest in equal monthly installments over 48 months. The shares underlying the restricted stock unit award vest over three years in equal annual installments, commencing on the grant date of the award.
(8)	Mr. Higgins was granted stock options on June 3, 2021. The shares underlying the stock option grant vest on a monthly basis at the end of each month over a one-year period by means of twelve consecutive monthly installments of 9,583 option shares for the twelfth consecutive month.
(9)	Mr. Higgins was granted stock options on June 4, 2020, which vest and become exercisable on the first anniversary of the grant.
(10)	Mr. Hesslein was granted stock options and restricted stock units on February 16, 2021. The shares underlying the stock option grant vest in equal monthly installments over 48 months. The shares underlying the restricted stock unit award vest over three years in equal annual installments, commencing on the grant date of the award. Mr. Hesslein was also granted restricted stock units on March 19, 2021 which vest over two years in equal annual installments.
(11)	Mr. Hesslein was granted stock options and restricted stock units on February 10, 2020. The shares underlying the stock option grant vest in equal monthly installments over 48 months. The shares underlying the restricted stock unit award vest over three years in equal annual installments, commencing on the grant date of the award.
(12)	Ms. Dorval was granted stock options and restricted stock units on February 16, 2021. The shares underlying the stock option grant vest in equal monthly installments over 48 months. The shares underlying the restricted stock unit award vest over three years in equal annual installments, commencing on the grant date of the award. Ms. Dorval was also granted restricted stock units on March 19, 2021 which vest over two years in equal annual installments. In connection with Ms. Dorval’s separation with the Company, the restricted stock units granted to Ms. Dorval on January 11, 2019 continues to vest and becomes free from forfeiture provisions and restrictions on transfer, and certain stock options previously granted to Ms. Dorval continue to vest and become exercisable subject to Ms. Dorval continued service pursuant to a consulting agreement between Ms. Dorval and the Company and the compliance with the terms of various agreements between Ms. Dorval and the Company, with an aggregate incremental fair value of $259.
(13)	Ms. Dorval was granted stock options and restricted stock units on February 10, 2020. The shares underlying the stock option grant vest in equal monthly installments over 48 months. The shares underlying the restricted stock unit award vest over three years in equal annual installments, commencing on the grant date of the award.
(14)	Dr.. Khwaja was granted stock options and restricted stock units on February 16, 2021. The shares underlying the stock option grant vest in equal monthly installments over 48 months. The shares underlying the restricted stock unit award vest over three years in equal annual installments, commencing on the grant date of the award. Dr. Khwaja was also granted restricted stock units on March 19, 2021 which vest over two years in equal annual installments.
(15)	Dr. Khwaja was granted stock options and restricted stock units on February 10, 2020. The shares underlying the stock option grant vest in equal monthly installments over 48 months. The shares underlying the restricted stock unit award vest over three years in equal annual installments, commencing on the grant date of the award.
(16)	Dr. Pierce was granted stock options on June 3, 2021. The shares underlying the stock option grant vest on a monthly basis at the end of each month over a one year period by means of twelve consecutive monthly installments of 4,166 option shares for the first eleven consecutive months and 4,174 option shares for the twelfth consecutive month. Dr. Pierce was also granted stock options on June 7, 2021. The shares underlying the stock option grant vest on a monthly basis at the end of each month over a one year period by means of twelve consecutive monthly installments.
(17)	Dr. Pierce was granted stock options on June 4, 2020, which vest and become exercisable on the first anniversary of the grant.

(18)	Amounts represent each executive’s performance-based variable cash bonus, which was earned for the 2021 performance year and paid in February 2022, and which was earned for the 2020 performance year and paid in February 2021.
(19)	Amount represents (i) $63,035 in relocation costs from Switzerland to our headquarters in Cambridge, Massachusetts, and (ii) in aggregate of $81,041 in a monthly housing stipend.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with each of our named executive officers in connection with such individual’s commencement of employment as an executive officer of the Company. Except as noted below, these employment agreements provide for “at will” employment.

Mr. G. Andre Turenne We entered into an employment agreement with Mr. Turenne in June 2018. Pursuant to his employment agreement, Mr. Turenne is entitled to a salary of $520,000, subject to review and redetermination by the Company from time to time, and is eligible to participate in our Cash Incentive Bonus Plan, as approved by the Board of Directors or Compensation Committee from time to time. Mr. Turenne’s employment agreement provides for certain severance payments and benefits in the event his employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2021, Mr. Turenne’s annual base salary was $600,300, and his performance-based variable compensation target was 55% of his annual base salary. Mr. Turenne departed the Company in June 2021.

Mr. Michael Higgins We entered into an employment agreement with Mr. Higgins in May 2021, pursuant to which Mr. Higgins is entitled to a salary of $600,000, subject to review and redetermination by the Company from time to time as approved by the Board of Directors or Compensation Committee from time to time. As of January 1, 2022, Mr. Higgins’ annual base salary was $600,000. Mr. Higgins ceased serving as Interim President and Chief Executive Officer in March 2022.

Mr. Robert W. Hesslein We entered into an employment agreement with Mr. Hesslein in January 2019, pursuant to which Mr. Hesslein is entitled to a salary of $410,000, subject to review and redetermination by the Company from time to time, and eligible to participate in our Cash Incentive Bonus Plan, as approved by the Board of Directors or Compensation Committee from time to time. Mr. Hesslein’s employment agreement provides for certain severance payments and benefits in the event his employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2022, Mr. Hesslein’s annual base salary was $450,754, and his performance-based variable compensation target was 40% of his annual base salary.

Dr. Glenn Pierce We entered into an employment agreement with Dr. Pierce in May 2021, which we subsequently amended in June 2021. Pursuant to his employment agreement, as amended, Dr. Pierce is entitled to a salary of $480,000, subject to review and redetermination by the Company from time to time as approved by the Board of Directors or Compensation Committee from time to time. As of January 1, 2022, Dr. Pierce’s annual base salary was $480,000. Dr. Pierce is expected to cease serving as Interim Chief Scientific Officer and Head of Research and Development on or before June 3, 2022.

Ms. Allison Dorval We entered into an employment agreement with Ms. Dorval in November 2018, pursuant to which Ms. Dorval is entitled to a salary of $340,000, subject to review and redetermination by the company from time to time, and eligible to participate in our Cash Incentive Bonus Plan, as approved by the Board of Directors or Compensation Committee from time to time. Ms. Dorval’s employment agreement provides for certain severance payments and benefits in the event his employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2021, Ms. Dorval’s annual base salary was $430,000, and her performance-based variable compensation target was 40% of her annual base salary. Ms. Dorval voluntarily resigned from the Company effective November 26, 2021.

Dr. Omar Khwaja. M.D., Ph.D. We entered into an employment agreement with Dr. Khwaja in May 2019, pursuant to which Dr. Khwaja is entitled to a salary of $440,000, subject to review and redetermination by the Company from time to time, and eligible to participate in our Cash Incentive Bonus Plan, as approved by the Board of Directors or Compensation Committee from time to time. Dr. Khwaja’s employment agreement provides for certain severance payments and benefits in the event his employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2021, Dr. Khwaja’s annual base salary was

$465,247, and his performance-based variable compensation target was 40% of his annual base salary. Dr. Khwaja voluntarily resigned from the Company effective May 28, 2021.

Employee confidentiality, non-competition, non-solicitation and assignment agreements

Each of our named executive officers has entered into a standard form agreement with respect to confidential information and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Such agreement also provides that during the period of the named executive officer’s employment and for 12 months thereafter, the named executive officer will not compete with us and will not solicit our employees, consultants, customers or suppliers.

Potential payments provided upon termination of named executive officers currently employed by the Company

We have entered into employment agreements with each of Mr. Hesslein and Dr. Pierce, the material terms of which have been approved by the Compensation Committee. These employment agreements reaffirm the executive’s position with the Company and provide for at-will employment. Pursuant to his employment agreement, Mr. Hesslein will be eligible to receive certain payments and benefits in the event that his employment is terminated by us without “cause” (as defined in his employment agreement), or in the event that he terminates his employment with “good reason” (as defined in his employment agreement), as summarized below. Dr. Pierce is not eligible to receive any such payments and benefits pursuant to his employment agreement.

In the event that Mr. Hesslein terminates his employment with “good reason” or is terminated without “cause,” he is eligible to receive 12 months of base salary continuation, a pro rata portion of his target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and 12 months of COBRA continuation medical benefits subsidized by us provided that he executes and does not revoke a separation agreement and release of claims in favor of us and our affiliates.

In the event that Mr. Hesslein terminates his employment with “good reason” or is terminated without “cause” within the period ending 12 months following the consummation of a “sale event” (as defined in his employment agreement), he will be eligible to receive 12 months of base salary continuation, a pro rata portion of his target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, 12 months of COBRA continuation medical benefits subsidized by us, and all of his equity awards shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination, provided that he executes and does not revoke a separation agreement and release of claims in favor of us and our affiliates.

Definitions for named executive officers currently employed by the Company

For purposes of the employment agreement with Mr. Hesslein, “cause” means:

●	conduct constituting a material act of misconduct in connection with the performance of Mr. Hesslein’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
●	the conviction of Mr. Hesslein for any felony or misdemeanor involving fraud or embezzlement;
●	any conduct in connection with Mr. Hesslein’s performance of his duties that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates, subject to certain notice and cure provisions;
●	a material breach of any written confidentiality or restrictive covenant obligations to the Company, including under the officer’s employment agreement with the Company, subject to certain notice and cure provisions;
●	a material violation of any of our written employment policies communicated to the officer, subject to certain notice and cure provisions; or

●	material failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation, subject to certain notice and cure provisions.

For purposes of the employment agreement with Mr. Hesslein, “good reason” means:

●	a material diminution in Mr. Hesslein’s responsibilities, authority or duties;
●	a material diminution in Mr. Hesslein’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; that is similar to and not proportionately greater than reductions of affecting all or substantially all such senior management;
●	a relocation of Mr. Hesslein’s principal place of business more than 50 miles; or
●	a material breach of the employment agreement by the Company or any other agreements between Mr. Hesslein and the Company relating to equity awards.

For purposes of the employment agreement with Mr. Hesslein, a “sale event” shall be deemed to have occurred upon the occurrence of any one of the following events

●	the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
●	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable);
●	the acquisition, directly or indirectly, of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons;
●	a “Deemed Liquidation Event” as defined in our certificate of incorporation; or
●	any other acquisition of the business of the Company, as determined by the Board; provided, however, that any acquisition or repurchase of its shares or similar transaction by the Company, subject to certain conditions, with the effect of, by reducing the shares outstanding, increasing the beneficial ownership of a person or group to a majority of the outstanding voting stock of the Company, or a merger effected solely to change our domicile, shall not constitute a “sale event.”

Where required to avoid extra taxation under Section 409A of the Code, a “sale event” must also satisfy the requirement of Treasury Regulation section 1.409A-3(a)(5).

Potential payments provided upon termination of named executive officers no longer employed by the Company

We entered into employment agreements with each of Mr. Higgins, Mr. Turenne, Ms. Dorval, and Dr. Khwaja, the material terms of which were approved by the Compensation Committee. These employment agreements reaffirmed the executive’s position with the Company and provided for at-will employment while the executive remained employed by the Company. Pursuant to the applicable employment, while Mr. Turenne, Ms. Dorval, and Dr. Khwaja were employed by the Company, each such officer was eligible to receive certain payments and benefits in the event that such officer’s employment was terminated by us without “cause” (as defined in the employment agreements), or in the event that such officer terminated his or her employment with “good reason” (as defined in the employment agreements), as summarized below. Mr. Higgins was not eligible to receive any such payments and benefits pursuant to his employment agreement.

In the event that Mr. Turenne, Ms. Dorval, or Dr. Khwaja terminated his or her employment with “good reason” or is terminated without “cause,” such officer was eligible to receive 12 months of base salary continuation, a pro rata portion of that individual’s target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and 12 months of COBRA continuation medical benefits subsidized by us provided that such officer executed and did not revoke a separation agreement and release of claims in favor of us and our affiliates.

Pursuant to his employment agreement, in the event that Mr. Turenne terminated his employment with “good reason” or was terminated without “cause” within the period ending 12 months following the consummation of a “sale event” (as defined in the employment agreement), he was eligible to receive 18 months of base salary continuation, a pro rata portion of his target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, 18 months of COBRA continuation medical benefits subsidized by us, and all time-based equity awards would have immediately accelerated and become fully exercisable or non-forfeitable as of the date of termination. In the event that Ms. Dorval or Dr. Khwaja terminated his or her employment with “good reason” or is terminated without “cause” within the period ending 12 months following the consummation of a “sale event” (as defined in the applicable employment agreement), such officer was be eligible to receive 12 months of base salary continuation, a pro rata portion of his or her target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, 12 months of COBRA continuation medical benefits subsidized by us, and all equity awards of such officer would have immediately accelerated and become fully exercisable or non-forfeitable as of the date of termination, provided that such officer executed and did not revoke a separation agreement and release of claims in favor of us and our affiliates.

Definitions for named executive officers no longer employed by the Company

For purposes of the employment agreement with each of Mr. Turenne, Dr. Khwaja, and Ms. Dorval “cause” meant:

●	conduct constituting a material act of misconduct in connection with the performance of the officer’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
●	commission of any felony, or any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;
●	any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates, subject to certain notice and cure provisions;
●	continued non-performance of his or her responsibilities (other than by reason of the officer’s physical or mental illness, incapacity or disability), subject to certain notice and cure provisions;
●	a breach of any confidentiality or restrictive covenant obligations to the Company, including under the officer’s employment agreement with the Company;
●	a material violation of any of our written employment policies communicated to the officer; or
●	failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of the employment agreements with each of Mr. Turenne and Ms. Dorval, “good reason” meant:

●	a material diminution in the officer’s responsibilities, authority or duties;

●	a material diminution in the officer’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company;
●	a relocation of the officer’s principal place of business more than 50 miles; or
●	a material breach of the employment agreement by the Company.

For purposes of the employment agreements with Dr. Khwaja, “good reason” meant:

●	a material diminution in Dr. Khwaja’s responsibilities, authority or duties;
●	a material diminution in Dr. Khwaja’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; that is similar to and not proportionately greater than reductions of affecting all or substantially all such senior management;
●	a relocation of Dr. Khwaja’s principal place of business more than 50 miles; or
●	a material breach of the employment agreement by the Company or any other agreements between Dr. Khwaja and the Company relating to equity awards.

For purposes of the employment agreement with Mr. Turenne, a “sale event” would have been deemed to have occurred upon the occurrence of any one of the following events:

●	the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
●	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable);
●	the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons; or
●	any other acquisition of the business of the Company, as determined by the Board; provided, however, that any public offering or another capital raising event of the Company, or a merger effected solely to change our domicile, shall not constitute a “sale event.”

For purposes of the employment agreement with Dr. Khwaja, a “sale event” would have been deemed to have occurred upon the occurrence of any one of the following events

●	the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
●	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable);
●	the acquisition, directly or indirectly, of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons;
●	a “Deemed Liquidation Event” as defined in our certificate of incorporation; or

●	any other acquisition of the business of the Company, as determined by the Board; provided, however, that any acquisition or repurchase of its shares or similar transaction by the Company, subject to certain conditions, with the effect of, by reducing the shares outstanding, increasing the beneficial ownership of a person or group to a majority of the outstanding voting stock of the Company, or a merger effected solely to change our domicile, would not have constituted a “sale event.”

For purposes of the employment agreement with Ms. Dorval, a “sale event” would have been deemed to have occurred upon the occurrence of any one of the following events:

●	the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
●	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable);
●	the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons;
●	a “Deemed Liquidation Event” as defined in our certificate of incorporation; or
●	any other acquisition of the business of the Company, as determined by the Board; provided, however, that any public offering or another capital raising event of the Company, or a merger effected solely to change our domicile, would not have constitute a “sale event.”

Where required to avoid extra taxation under Section 409A of the Code, a “sale event” must also satisfy the requirement of Treasury Regulation section 1.409A-3(a)(5).

Potential payments provided upon termination of employment with Dr. Sandrock

We have entered into employment agreements with Dr. Sandrock, the material terms of which have been approved by the Compensation Committee. This employment agreement reaffirms Dr. Sandrock’s position with the Company and provide for at-will employment. Pursuant to his employment agreement, Dr. Sandrock will be eligible to receive certain payments and benefits in the event that his employment is terminated by us without “cause” (as defined in his employment agreement), or in the event that he terminates his employment with “good reason” (as defined in his employment agreement), as summarized below.

In the event that Dr. Sandrock terminates his employment with “good reason” or is terminated without “cause,” he is eligible to receive 12 months of base salary continuation, a pro rata portion of his target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and 12 months of COBRA continuation medical benefits subsidized by us provided that he executes and does not revoke a separation agreement and release of claims in favor of us and our affiliates.

In the event that Dr. Sandrock terminates his employment with “good reason” or is terminated without “cause” within the period ending 12 months following the consummation of a “sale event” (as defined in his employment agreement), he will be eligible to receive 12 months of base salary continuation, a pro rata portion of his target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, 12 months of COBRA continuation medical benefits subsidized by us, and all of his equity awards shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination, provided that he executes and does not revoke a separation agreement and release of claims in favor of us and our affiliates.

Definitions for Dr. Sandrock

For purposes of the employment agreement with Dr. Sandrock “cause” means:

●	conduct constituting a material act of misconduct in connection with the performance of Dr. Sandrock’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
●	commission of any felony, or any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;
●	any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates, subject to certain notice and cure provisions;
●	continued non-performance of his responsibilities (other than by reason of his physical or mental illness, incapacity or disability), subject to certain notice and cure provisions;
●	a breach of any confidentiality or restrictive covenant obligations to the Company, including under his employment agreement with the Company;
●	a material violation of any of our written employment policies communicated to him;
●	a material misrepresentation made by Dr. Sandrock in the scope of or concerning his employment with the Company, including, without limitation, a misrepresentation with respect to the absence of any obligation to any former employer or any other person or entity that would or does prevent, limit, or impair in any way the performance of his duties to the Company;
●	a finding or a decision by regulatory or law enforcement authorities of a material violation of any law or regulation that would or does prevent, limit, or impair in any way the performance of his duties to the Company or the scope of his employment with the Company; or
●	failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of the employment agreement with Dr. Sandrock, “good reason” means:

●	a material diminution in Dr. Sandrock’s responsibilities, authority or duties;
●	a material diminution in Dr. Sandrock’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; that is similar to and not proportionately greater than reductions of affecting all or substantially all such senior management;
●	a relocation of Dr. Sandrock’s principal place of business more than 50 miles; or
●	a material breach of the employment agreement by the Company or any other agreements between Dr. Sandrock and the Company relating to the equity awards granted to Dr. Sandrock at the time when he joined the Company.

For purposes of the employment agreement with Dr. Sandrock, a “sale event” shall be deemed to have occurred upon the occurrence of any one of the following events

●	the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
●	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable);
●	the acquisition, directly or indirectly, of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons;
●	a “Deemed Liquidation Event” as defined in our certificate of incorporation; or
●	any other acquisition of the business of the Company, as determined by the Board; provided, however, that any acquisition or repurchase of its shares or similar transaction by the Company, subject to certain conditions, with the effect of, by reducing the shares outstanding, increasing the beneficial ownership of a person or group to a majority of the outstanding voting stock of the Company, or a merger effected solely to change our domicile, shall not constitute a “sale event.”

Where required to avoid extra taxation under Section 409A of the Code, a “sale event” must also satisfy the requirement of Treasury Regulation section 1.409A-3(a)(5).

Outstanding Equity Awards at Fiscal Year-End Table—2021

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options and number of shares of restricted stock awards held as of December 31, 2021.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock that
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(20)
G. Andre Turenne(1)	622,916	—		18.03	7/16/2028
	160,416	—		9.10	1/11/2029
	91,405	—		12.96	2/10/2030
	59,062	—		7.33	2/16/2031

Michael Higgins	31,764	—		8.33	8/26/2025
	15,000	—		13.70	6/15/2026
	15,000	—		9.06	6/29/2027
	15,000	—		21.64	6/14/2028
	15,000	—		24.68	6/13/2029
	15,000	—		11.79	6/4/2030
	57,498	57,502	(2)	4.23	6/3/2031

Robert W. Hesslein	112,499	56,251	(3)	19.79	4/1/2029
						9,375	(4)	25,406
	25,208	29,792	(5)	12.96	2/10/2030
						18,333	(6)	49,682
	14,166	53,834	(7)	7.33	2/16/2031
						34,000	(8)	92,140
						30,000	(9)	81,300

Allison Dorval(10)	35,000	—		9.53	6/14/2027
	18,333	—	(11)	28.72	3/7/2028
	33,750	—	(12)	13.99	11/7/2028
	36,458	12,499	(13)	9.10	1/11/2029
						8,334	(14)	22,585
	24,062	—	(15)	12.96	2/10/2030
	12,750	—	(16)	7.33	2/16/2031

Omar Khwaja, M.D., Ph.D.(17)

Glenn Pierce, M.D., Ph.D.
	30,000	—		11.97	01/03/227
	15,000	—		9.06	6/29/2027
	15,000	—		21.64	6/14/2028
	15,000	—		24.68	6/13/2029
	15,000	—		11.79	6/4/2030
	24,996	25,004	(18)	4.23	6/3/2031
	21,000	21,000	(19)	4.45	6/7/2031

(1)	In connection with his departure from the Company, Mr. Turenne’s options ceased to vest on June 3, 2021, and are scheduled to expire on September 3, 2022, in accordance with his separation agreement.

(2)	Mr. Higgins’ options to purchase 115,000 shares of our common stock were granted on June 03, 2021. The shares underlying this option vest on a monthly basis at the end of each month over a one year period by means of twelve consecutive monthly installments of 9,583 option shares for the first eleven consecutive months and 9,587 option shares for the twelfth consecutive month.
(3)	Mr. Hesslein’s options to purchase 168,750 shares of our common stock were granted on April 1, 2019. The shares underlying this option vest over a four-year period as follows: 25% vest on the first anniversary of the grant date, with the remainder of the shares vesting in equal monthly installments over 36 months thereafter.
(4)	Mr. Hesslein was granted an RSU award of 28,125 shares of common stock on April 1, 2019. The RSU award vests and becomes settleable subject to Mr. Hesslein's continued service on each applicable vesting date, over a three-year period as follows: 33.33% of the shares underlying the RSU award vest on the first anniversary of the grant date; an additional 33.33% of the shares underlying the RSU award vest on the two-year anniversary of the grant date; and the remaining shares underlying the RSU award vest on the three-year anniversary of the grant date.
(5)	Mr. Hesslein’s options to purchase 55,000 shares of our common stock were granted on February 10, 2020. The shares underlying this option vest in equal monthly installments over 48 months thereafter.
(6)	Mr. Hesslein was granted an RSU award of 27,500 shares of common stock on February 10, 2020. The RSU award vests and becomes settleable subject to Mr. Hesslein’s continued service on each applicable vesting date, over a three-year period as follows: 33.33% of the shares underlying the RSU award vest on the first anniversary of the grant date; an additional 33.33% of the shares underlying the RSU award vest on the two-year anniversary of the grant date; and the remaining shares underlying the RSU award vest on the three-year anniversary of the grant date.
(7)	Mr. Hesslein’s options to purchase 68,000 shares of our common stock were granted on February 16, 2021. The shares underlying this option vest in equal monthly installments over 48 months thereafter.
(8)	Mr. Hesslein was granted an RSU award of 34,000 shares of common stock on February 16, 2021. The RSU award vests and becomes settleable subject to Mr. Hesslein’s continued service on each applicable vesting date, over a three-year period as follows: 33.33% of the shares underlying the RSU award vest on the first anniversary of the grant date; an additional 33.33% of the shares underlying the RSU award vest on the two-year anniversary of the grant date; and the remaining shares underlying the RSU award vest on the three-year anniversary of the grant date.
(9)	Mr. Hesslein was granted an RSU award of 30,000 shares of common stock on March 19, 2021. The RSU award vests and becomes settleable subject to Mr. Hesslein’s continued service on each applicable vesting date, over a two-year period as follows: 50.0% of the shares underlying the RSU award vest on the first anniversary of the grant date and the remaining shares underlying the RSU award vest on the two-year anniversary of the grant date.
(10)	In connection with her departure from the Company, Ms. Dorval’s options and restricted stock unit awards ceased vesting on November 26, 2021, other than the option granted January 11, 2019 and the restricted stock unit award granted January 11, 2019, each of which continued to vest until January 14, 2022, in accordance with her separation agreement and accompanying consulting agreement. All of Ms. Dorval’s vested outstanding stock option awards that remained unexercised terminated on April 14, 2022, three months following the expiration of her consulting agreement.
(11)	Ms. Dorval’s options to purchase 20,000 shares of our common stock were granted on March 07, 2018. The shares underlying this option vest in equal monthly installments over 48 months thereafter.
(12)	Ms. Dorval’s options to purchase 45,000 shares of our common stock were granted on November 07, 2018. The shares underlying this option vest in equal monthly installments over 48 months thereafter.
(13)	Ms. Dorval’s options to purchase 50,000 shares of our common stock were granted on January 11, 2019. The shares underlying this option vest in equal monthly installments over 48 months thereafter.
(14)	Ms. Dorval was granted an RSU award of 25,000 shares of common stock on January 11, 2019. The RSU award vested and became settleable subject to Mr. Dorval’s continued service on each applicable vesting date, over a three-year period as follows: 33.33% of the shares underlying the RSU award vest on the first anniversary of the grant date; an additional 33.33% of the shares underlying the RSU award vest on the two-year anniversary of the grant date; and the remaining shares underlying the RSU award vest on the three-year anniversary of the grant date. As a result of Ms. Dorval’s Consulting Agreement and Termination Agreement, this restricted stock unit award continued to vest and become free from forfeiture in accordance with the applicable award agreement and equity plan as if Ms. Dorval had continued to remain employed during the Consulting Term which ended January 14, 2022.
(15)	Ms. Dorval’s options to purchase 55,000 shares of our common stock were granted on February 10, 2020. The shares underlying this option vest in equal monthly installments over 48 months thereafter.
(16)	Ms. Dorval’s options to purchase 68,000 shares of our common stock were granted on February 16, 2021. The shares underlying this option vest in equal monthly installments over 48 months thereafter.
(17)	All of Dr. Khwaja’s stock option awards and restricted stock unit awards ceased vesting immediately upon his resignation from the Company on May 28, 2021. All of Dr. Khwaja’s vested outstanding stock option awards that remained unexercised terminated August 28, 2021, three months following his resignation from the Company.

(18)	Dr. Pierce’s options to purchase 50,000 shares of our common stock were granted on June 03, 2021. The shares underlying this option vest on a monthly basis at the end of each month over a one year period by means of twelve consecutive monthly installments of 4,166 option shares for the first eleven consecutive months and 4,174 option shares for the twelfth consecutive month.
(19)	Dr. Pierce’s options to purchase 42,000 shares of our common stock were granted on June 07, 2021. The shares underlying this option vest on a monthly basis at the end of each month over a one-year period by means of twelve consecutive monthly installments.
(20)	The value of RSU awards is based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2021.

Compensation Risk Assessment

We believe that the performance-based portion of the compensation provided to our executive officers and other employees does not encourage risk-taking that would be inconsistent with the interests of our stockholders. We believe that our compensation programs are designed to encourage our executive officers and other employees to be focused on both short-term and long-term strategic goals, consistent with our pay-for-performance compensation philosophy.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers, and employees permits our officers, directors, and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act and satisfying suggested Company guidelines. Generally, under these trading plans, the individual relinquishes control over securities transactions involving shares covered under the trading plan once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving the Company. Additionally, many of our employees including each of our named executive officers have entered into durable automatic sale instructions consistent with Rule 10b5-1 authorizing the automatic sale of shares of our common stock, issued upon the settlement of an RSU award, to cover applicable statutory withholding obligations. Individuals subject to our insider trading policy, including directors and employees, are not permitted to engage in purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of our current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation and compensation paid to our chief financial officer was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law on December 31, 2017 eliminated the performance-based compensation exception and the exception for chief financial officer compensation. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by the transition rules will not be deductible by us.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other nonemployee members of the Board of Directors in 2021. We reimburse nonemployee directors for reasonable travel expenses.

		Fees Earned or		All Other
		Paid in Cash	Option Awards	Compensation	Total
Name		($)	($)(1)	($)	($)
Mark Levin	(2)	44,500	41,334	—	85,834
James A. Geraghty	(3)	64,688	41,334	—	106,021
Michael Higgins	(4)	39,950	316,883	—	356,833
Steven Hyman, M.D.	(5)	59,063	41,334	—	100,396
Wendy Dixon, Ph.D.	(6)	1,875	—	—	1,875
Glenn Pierce, M.D., Ph.D.	(7)	21,888	259,407	—	281,295
Steven M. Paul, M.D.	(8)	44,500	41,334	—	85,834
Nancy Vitale	(9)	60,313	41,334	—	101,646

(1)	Amounts represent the aggregate grant-date fair value of option awards granted to our directors in 2021 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Result of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.
(2)	Fees earned or paid in cash include $40,000 for service as a nonemployee director and $4,500 for service on the Science and Technology Committee. Mr. Levin held options to purchase an aggregate of 90,000 shares of our common stock as of December 31, 2021.
(3)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $12,313 for service as the chair of the Audit Committee, $3,375 for service on the Compensation Committee, and $9,000 for service as the chair on the Nominating and Corporate Governance Committee. Mr. Geraghty held options to purchase an aggregate of 121,764 shares of our common stock as of December 31, 2021.
(4)	Fees earned or paid in cash include $29,750 as chair of the Board of Directors, $6,375 for service as the chair of the Audit Committee, and $1,700 for service on the Nominating and Corporate Governance Committee. Such fees and any equity awards described in this table that were granted to Mr. Higgins in 2021 are also included in the “Summary Compensation Table” above. Mr. Higgins held options to purchase an aggregate of 221,764 shares of our common stock as of December 31, 2021.
(5)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $4,563 for service on the Audit Committee, $5,500 for service on the Compensation Committee, and $9,000 for service as the chair of the Science and Technology Committee. Dr. Hyman held options to purchase an aggregate of 121,764 shares of our common stock as of December 31, 2021.
(6)	Dr. Dixon resigned from the Board of Directors on January 15, 2021. Pro-rated fees earned or paid in cash include $1,667 for service as a nonemployee director and $208 for service on the Compensation Committee. Dr. Dixon held options to purchase an aggregate of 75,000 shares of our common stock as of December 31, 2021.
(7)	Fees earned or paid in cash include $17,000 for service as a nonemployee director, $3,188 for service on the Audit Committee, and $1,700 for service on the Science and Technology Committee. Such fees and any equity awards described in this table that were granted to Dr. Pierce in 2021 are also included in the “Summary Compensation Table” above. Dr. Pierce held options to purchase an aggregate of 182,000 shares of our common stock as of December 31, 2021.
(8)	Fees earned or paid in cash include $40,000 for service as a nonemployee director and $4,500 for service on the Science and Technology Committee. Dr. Paul held options to purchase an aggregate of 45,000 shares of our common stock as of December 31, 2021.
(9)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $4,463 for service on the Audit Committee, $11,250 for service on the Compensation Committee, and $4,500 for service on the Nominating and Corporate Governance Committee. Ms. Vitale held options to purchase an aggregate of 45,000 shares of our common stock as of December 31, 2021.

Our non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the current policy, adopted in July 2018, and as subsequently amended in February 2022, all non-employee directors will be paid cash compensation as set forth below:

Annual Retainer
Board of Directors:
Chairman	$72,500
All non-employee members	$40,000
Executive Committee:
Chairman	$16,000
Non-Chairman members	$8,000
Audit Committee:
Chairman	$16,000
Non-Chairman members	$8,000
Compensation Committee:
Chairman	$12,500
Non-Chairman members	$6,000
Science and Technology Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Nominating and Corporate Governance Committee:
Chairman	$10,000
Non-Chairman members	$5,000

Under the current non-employee director compensation policy, each person who is initially appointed or elected to the Board of Directors is eligible for an option grant to purchase up to 44,000 shares of our common stock under our stock option plan on the date he or she first becomes a non-employee director, which vests quarterly over four years, subject to the non-employee director’s continued service as a member the Board of Directors. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director who has served on the Board of Directors for a minimum of six months is eligible to receive an annual option grant to purchase up to 22,000 shares of our common stock, which option will vest in full upon the first anniversary of the date of grant, subject to the non-employee director’s continued service as a member of the Board of Directors. All the foregoing options will be granted at fair market value on the date of grant.

Under the version of the non-employee director compensation policy in effect between July 2021 and February 2022, all non-employee directors were paid cash compensation as set forth below:

Annual Retainer
Board of Directors:
Chairman	$72,500
All non-employee members	$40,000
Audit Committee:
Chairman	$16,000
Non-Chairman members	$8,000
Compensation Committee:
Chairman	$12,500
Non-Chairman members	$6,000
Science and Technology Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Nominating and Corporate Governance Committee:
Chairman	$10,000
Non-Chairman members	$5,000

Under the version of the non-employee director compensation policy in effect between January 2021 and June 2021, all non-employee directors were paid cash compensation as set forth below:

Annual Retainer
Board of Directors:
Chairman	$70,000
All non-employee members	$40,000
Audit Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Compensation Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Science and Technology Committee:
Chairman	$8,000
Non-Chairman members	$4,000
Nominating and Corporate Governance Committee:
Chairman	$8,000
Non-Chairman members	$4,000

Under all versions of the non-employee director compensation policy in effect between January 2021 and February 2022 , each person who was initially appointed or elected to the Board of Directors was eligible for an option grant to purchase up to 30,000 shares of our common stock under our stock option plan on the date he or she first became a non-employee director, which would vest quarterly over four years, subject to the non-employee director’s continued service as a member the Board of Directors. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director who served on the Board of Directors for a minimum of six months was eligible to receive an annual option grant to purchase up to 15,000 shares of our common stock, which option would vest in full upon the first anniversary of the date of grant, subject to the non-employee director’s continued service as a member of the Board of Directors. All the foregoing options would be granted at fair market value on the date of grant.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials and if requested, one copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 64 Sidney Street, Cambridge, Massachusetts 02139, Attention: Secretary or call us at (857) 259-5340. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

D84091-P69693

For Against Abstain

For Against Abstain

! ! !

! ! !

VOYAGER THERAPEUTICS, INC.

64 SIDNEY STREET

CAMBRIDGE, MA 02139

Nominee:

1a. Glenn Pierce

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

1. To elect the following director to serve as a Class I director until the 2025 Annual Meeting of Stockholders and until

his successor is duly elected and qualified.

VOYAGER THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the

nominee listed in proposal 1.

The Board of Directors recommends you vote FOR proposal 2.

2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.

3. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending

December 31, 2022.

The Board of Directors recommends you vote FOR proposal 3.

IMPORTANT INFORMATION REGARDING MEETING LOCATION: We intend to hold the 2022 Annual Meeting in person; however, due to concerns related to the coronavirus outbreak (COVID-19), the Annual Meeting may be held solely by means of remote communication. If we determine to hold a virtual-only meeting, we will announce the decision in advance via a press release or in a document filed with the SEC and will provide details on how to participate at

ir.voyagertherapeutics.com. If you expect to attend our Annual Meeting, please check the website prior to the meeting date. We encourage you to vote prior to the Annual Meeting regardless of whether you intend to attend in person.

NOTE: The Board of Directors may also transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

! !

For Withold

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials,

you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes

Way, Edgewood, NY 11717.

SCAN TO

VIEW MATERIALS & VOTE w

D84092-P69693

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on June 6, 2022:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

VOYAGER THERAPEUTICS, INC.

Annual Meeting of Stockholders

June 6, 2022 9:00 AM, ET

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alfred Sandrock, Julie Burek, and Robert Hesslein or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of VOYAGER THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, ET on June 6, 2022 at 64 Sidney Street, Cambridge,

Massachusetts 02139, and any adjournments or postponements thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side